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                                                                  EXHIBIT 10.16

              AMENDED RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS
                      SOUTHERN CALIFORNIA WATER COMPANY

        Section 1.  Definitions.

        When the following terms are used in this Plan, with the first letter capitalized, they mean:

        "Compensation": the annual amount payable to a Director for serving as a director (assuming all regular meetings are attended and no special meetings are held) or, if an annual retainer is provided, the amount of the annual retainer, in each case as in effect at the Retirement Date of the Director. If such Compensation of any Director who is a Participant is at a rate higher than the rate applicable to Participants generally (e.g., because of service in an additional capacity such as Chairman of the Board, service on a committee of the Board or otherwise) the Compensation of that Director shall, for purposes of this Plan, be at the same rate as that of Participants generally.

        "Corporation": Southern California Water Company, a California corporation.

        "Director":  a member of the Board of Directors.



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        "Participant": a Director who is not a full-time employee of the
Corporation and who enters into the agreements set forth in Sections 2 and 3 applicable to that Director.

        "Plan": the Retirement Plan for Non-Employee Directors of Southern California Water Company, amended and in effect from time to time.

        "Retirement Benefit":  the meaning set forth in Section 4.

        "Retirement Date": the date when a Participant ceases to be a Director, other than by removal for cause.

        Section 2.  Participation.

        This Plan shall cover each Participant; provided, that each Director who desires to become a Participant must agree to accept nomination as a Director if requested by the Board of Directors and, if so nominated and elected, to serve as a Director for at least ten years after his or her original election as a Director.


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        Section 3.  Retirement of Directors.

        Each Participant agrees to retire as a Director and not to seek reelection or election to the Board of Directors at, or to remain as a Director after, the annual meeting of shareholders of the Corporation occurring on or next following the date when that Participant attains the age of 72.

        Section 4.  Retirement Benefit.

        If the Retirement Date of a Participant occurs before he or she is 62 years old, he or she shall be entitled to receive a monthly Retirement Benefit in an amount equal to one-twelfth of his or her Compensation, payable commencing on the first day of the month after he or she attains or would have attained age 62, unless the Participant ceases to be a Director because of health reasons, evidence of which is accepted as satisfactory by the Board of Directors, or death in either of which events Retirement Benefits in accordance with this Plan shall be payable commencing immediately after the Retirement Date or such later date as the Participant may have specified in writing to the Corporation.

        If the Retirement Date of a Participant occurs on or after he or she becomes 62 years old, he or she shall be entitled to receive a monthly Retirement Benefit in an amount equal to one-twelfth of his or her Compensation, payable in monthly


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installments, with the first payment to be made the first day of the month following the Participant's Retirement Date.

        Payment of a Retirement Benefit shall continue for a period equal to the shortest of (a) the life of the Participant following his or her Retirement Date or, if the Participant is married at his or her Retirement Date, the combined lives of the Participant and spouse, (b) the same number of months as the Participant was a Director and not also a full-time employee of the Company or (c) ten (10) years. If a Participant is married at his or her Retirement Date and dies before the end of the period for which payments are to be made and is survived by the spouse, the spouse shall be entitled to receive payment of the Retirement Benefit for the balance of the payment period.

        Section 5. Participants' Rights Unsecured.

        The right of any Participant to receive a Retirement Benefit shall be an unsecured claim against the general assets of the Corporation. There shall be no funding of any Retirement Benefits which may become payable hereunder.
No trust shall be created in connection with or by the execution or adoption of this Plan.


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        Section 6.  Termination of Plan.

        The Board of Directors of the Corporation may terminate the Plan at any time. A Participant receiving, or who has retired from the Board and is entitled at the time of termination to receive, a Retirement Benefit under the terms of the Plan, however, shall continue, after the Plan terminates, to receive or be entitled to receive, that Retirement Benefit pursuant to the terms of the Plan as in effect at the time of its termination.

        Section 7.  Amendment of Plan.

        The Board of Directors of the Corporation may amend the Plan at any time; provided, however, that no such amendment shall retroactively affect the payments made under the Plan or reduce the payments receivable by any Director who is then receiving or who has retired from the Board and is entitled to receive, a Retirement Benefit under the Plan.



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